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The following is the transcript of an investor conference call hosted by Cisco Systems, Inc. on October 23, 2017, in which Michael Tessler, BroadSoft, Inc.’s President and Chief Executive Officer, participated:

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CORPORATE PARTICIPANTS

Carol Villazon

Michael Tessler BroadSoft, Inc. - Co-Founder, President, CEO & Executive Director

Rob Salvagno Cisco Investments - VP and Head of Corporate Development and Cisco Investments

Rowan M. Trollope Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

CONFERENCE CALL PARTICIPANTS

Catharine Anne Trebnick Dougherty & Company LLC, Research Division - VP and Senior Research Analyst of Data & Internet Protocol Networking

Dmitry G. Netis William Blair & Company L.L.C., Research Division - Equity Research Analyst

Erik Loren Suppiger JMP Securities LLC, Research Division - MD and Senior Research Analyst

Jeffrey Thomas Kvaal Nomura Securities Co. Ltd., Research Division - MD

Jim Suva Citigroup Inc, Research Division - Director

Paul Jonas Silverstein Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

Richard Frank Valera Needham & Company, LLC, Research Division - Senior Analyst

Simon Matthew Leopold Raymond James & Associates, Inc., Research Division - Research Analyst

Tal Liani BofA Merrill Lynch, Research Division - MD and Head of Technology Supersector

Vijay Krishna Bhagavath Deutsche Bank AG, Research Division - VP and Research Analyst

PRESENTATION

Operator

Welcome, everyone, and thank you for standing by. (Operator Instructions) This call is being recorded. If you have any objections, you may disconnect at this moment. May I introduce your speaker for today, Ms. Carol Villazon, Senior Manager of Investor Relations. Please go ahead.

Carol Villazon

Hello, everyone, and welcome to our conference call announcing Cisco’s intent to acquire BroadSoft, a leading provider of cloud calling and contact center solutions.

This morning, I am joined by Rowan Trollope, Senior Vice President and General Manager of Cisco’s Application Group; Michael Tessler, Co-Founder and President and CEO of BroadSoft; and Rob Salvagno, Vice President of Corporate Business Development for Cisco. A press release with the information on today’s announcement can be found on the websites of both companies at www.cisco.com and www.broadsoft.com. A replay of this conference call will be available until midnight Pacific time on November 3. For callers in the United States, the replay number is (800) 677-5855. For all other callers, the replay number is (203) 369-3660. The replay will also be available on the Investor Relations section of both company’s websites.

The matters that both companies will be discussing today include forward-looking statements, and as such, are subject to risks and uncertainties. These risks and uncertainties include those risk factors discussed in the most recent reports on Forms 10-Q and 10-K filed by each company, as well as those discussed in the joint press release announcing this acquisition. These and other risks and uncertainties could cause actual results to differ from those contained in our forward-looking statements. Unauthorized recording of this conference call is not permitted.

I would also like to remind the audience that today’s call will pertain strictly to Cisco’s agreement to acquire BroadSoft. None of the comments in this call should be viewed as an update on either Cisco’s current quarter or BroadSoft’s current or recent completed quarter.

Now I would like to turn the call over to Rowan.

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Rowan M. Trollope - Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

Thanks, Carol, and good morning, everyone. Thanks for joining us today. So today, we announced our intent to acquire BroadSoft, a publicly-held company, who are headquartered in Maryland. Sitting next to me here is Michael Tessler, CEO and Co-Founder of BroadSoft. BroadSoft are a pioneer cloud calling and contact center solutions, and we believe that they are aligned very nicely with our cloud investment strategy. As many of you know, Cisco is dedicated to helping our customers digitize their business, and we believe that collaboration technology is one of the crucial steps necessary to achieve that transition. And we’ve seen firsthand how the agile workforce of today is transforming how work gets done. Whether that’s virtually, while on the move or in their physical work environments. And our customers expect the tools from Cisco that will enable them to continue that transition.

Equally important is that as companies are seeing disruption across their existing business models, there’s an even greater need for the — for speed, scale, responsiveness and agility. And we’ve seen how collaboration technology can enable that shift, and change the way our customers use our solutions to create amazing experiences for their workers across every room, desk, mobile device and application. That ultimately enables them to innovate in real time, have greater team interaction and productivity, and ultimately helps companies and teams move work forward. So to do that, their meetings, messaging, voice and contact center technologies have to be flexible enough for their business needs. Many of our customers are transitioning various operations to the cloud, and demanding deployment flexibility of their workloads across on-premises and in the cloud. The acquisition of BroadSoft will accelerate the growth of Cisco’s cloud collaboration portfolio by adding the industry’s best cloud voice and contact center solutions to Cisco’s leading edge meetings, hardware and services portfolio. Together, BroadSoft and Cisco will be able to tap into a multibillion dollar fast-growing market, and deliver a full suite of collaboration capabilities to power future of work, which we expect will result in best-of-breed customer experiences as well as increased product sales and increased profitability.

So I mentioned that I have Michael sitting here next to me. So I’m pleased to introduce Michael Tessler, BroadSoft’s Co-Founder, President and CEO, to tell you a little bit more about BroadSoft. Michael?

Michael Tessler - BroadSoft, Inc. - Co-Founder, President, CEO & Executive Director

Good morning, and thanks, Rowan. My team and I are extremely excited about the combination of BroadSoft and Cisco will make possible for the customers and markets we serve. A little backgrounder, BroadSoft provides a fully integrated portfolio of mobile and fixed cloud PBX, Unified Communications, team collaboration and contact center services. The suite of BroadSoft business apps and services enables millions of people around the globe every day to effectively communicate, collaborate and provide outstanding customer support. Our solutions are delivered to market by our hundreds of service provider partners around the globe, who have been instrumental in driving the adoption, awareness of our cloud, Unified Communications and service solution.

I believe the combination of our companies will help accelerate the realization of our vision to deliver the communications and collaboration tools and services to customers who need to digitize their business at a more rapid pace. We’re excited about the opportunities ahead to further expand our footprint by Cisco’s global reach. This is a great transaction for its service provider partners and their end customers as well, who all benefit from our expanded offerings and combined resources. I’m looking forward to working closely with Rowan and rest of the Cisco leadership team as we embark on this exciting journey.

Now I’ll hand it over to Rob Salvagno to share more about the transaction details.

Rob Salvagno - Cisco Investments - VP and Head of Corporate Development and Cisco Investments

Thanks, Michael, and congratulations. Good morning, everyone. I’ll cover some of the additional details behind this transaction. Pursuant to our agreement, Cisco will pay $55 per share in cash in exchange for each share of BroadSoft, for an aggregate purchase price of approximately $1.9 billion net of cash, and that assumes fully diluted shares, including the conversion of debt. Subject to the required regulatory review and customary closing conditions, we expect this acquisition to close in the first quarter of calendar year 2018. Cisco expects normal purchase accounting adjustments such as the write-down of deferred revenue and integration cost associated with this acquisition. Once this acquisition closes, we will include BroadSoft in our guidance going forward.

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Following the close of the acquisition, BroadSoft global operations and over 1,700 BroadSoft employees will be integrated into Cisco’s Unified Communications business, currently led by Tom Puorro, VP and GM, and become a critical pillar of our collaboration technology group under Rowan Trollope. The acquisition has been approved by both Cisco and BroadSoft respective Board of Directors and is subject to customary closing conditions.

There — before I turn it back over to Carol, there’s a few reasons around the Brooklyn (sic) [BroadSoft] combination that we found very compelling that I wanted to share. First, the extended market opportunity. Together, Cisco and BroadSoft, will be very well positioned from — benefiting from the expanded opportunity in Collaboration and have an opportunity to further accelerate the pace of innovation in an industry that is driving both workforce agility and business digitization across the globe. Second is the growth in cloud. BroadSoft complements Cisco’s Collaboration business today with expected immediate traction of over 19 million business subscribers in the growing cloud, voice and contact center markets. Third, opportunity for enhanced offerings. The Brooklyn — the BroadSoft acquisition will bring additional expertise, technology and channel reach to Cisco, immediately enhance our suite of offers providing customers greater choice and flexibility.

Greater customer choice. This acquisition is about giving customers a full breadth of solutions with the ability to choose the deployment model that is right for them, either on-premise or in the cloud.

And finally, the culture. We’ve had the opportunity to get to know the BroadSoft team. There is clear alignment between our companies and cultures, and we believe this is something that’s going to greatly accelerate and smooth the integration process going forward. The opportunities to add value in this combination are compelling. We’re confident in our ability to build upon the existing performance of our business with the acquisition of BroadSoft.

I’m really pleased to welcome all the BroadSoft employees to the Cisco family.

And with that, I’ll turn the call back over to Carol.

Carol Villazon

Thanks, Rob. Now operator, we’d like to open for questions. (Operator Instructions). I would also like to reiterate, that you please limit your questions to only those directly related to this transaction. With that, what’s our first question?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question is coming from Tal Liani from Bank of America.

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Tal Liani - BofA Merrill Lynch, Research Division - MD and Head of Technology Supersector

Understand the — on Cisco’s side, trying to understand the strategic rationale. I understand that this is mostly designed to address the decline in revenues that you had in Collaboration, and the telephony part of it. But BroadSoft is more on the service provider side, less than an enterprise side. And your telephony business is more of an enterprise, if I understand it correctly. It does not — just so I understand, if you don’t mind, I’m going to make a statement, but just to make another — if I understand it correctly. I understand it as North kind of complete with RingCentral, which is more smaller customers, more on the enterprise side. So could you discuss the rationale, how does it help you to reverse trends with — in the existing Collaboration space? And is it more designed to help you better position switches, routers and services on top of it with service providers? Or is it more designed to kind of expand the Collaboration into new areas and expanded it and maybe, down the road, to give you a better position for the enterprise portion?

Carol Villazon

So, Rowan, I think that’s probably a good one for you to probably hit head-on.

Rowan M. Trollope - Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

Absolutely. So yes, I’ll start out with the fact that the Collaboration space right now is hot, and it’s particularly hot in the cloud. And what you’re seeing in our Collaboration business is, as we’ve launched and engineered internally our cloud transformation, that part of our business is growing very, very nicely. And the voice side of the business, the calling and contact center side, is really the area where BroadSoft has really been a market leader in driving cloud collaboration. And so we think in combination between what BroadSoft brings to table, plus what Cisco has been traditionally very strong at and where we’ve seen the growth lately, we’ll be able to bring a full-stack cloud collaboration offer to the entire market. BroadSoft has been very strong in the small, medium business, whereas, Cisco has been stong in the enterprise. So it’s both the technology, synergy and a customer go-to-market synergy, frankly. And with the BroadSoft’s recurring revenue business growing strongly in double-digits and the delivery to their customer is ultimately as a cloud service. And I think what you mentioned, specifically on the point of service providers. It’s very synergistic, again, with our go-to-market in that small, medium — in that — really on the small side of the business, the vast majority of customers acquire their calling and collaboration offers through their service providers bundled with connectivity and mobile service. It absolutely does compete with RingCentral. There is two components to the BroadSoft business, both the service provider delivered through the service provider cloud, but also a SaaS offer, which is increasingly growing as a percentage of the mix of the BroadSoft business. So very, very strong synergies. To your final point, we do see — yes, we do see, like, significant synergies associated, but that’s across, I think, everything that you mentioned.

Tal Liani - BofA Merrill Lynch, Research Division - MD and Head of Technology Supersector

And can you — did you provide any — for those of us who know less, we don’t know BroadSoft as much. Did you provide any breakdown of the current revenues between types of customers or verticals or something?

Carol Villazon

No, we don’t have any of that level of detail at this point.

Operator

Our next question is coming from Mr. Vijay Bhagavath from Deutsche Bank.

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Vijay Krishna Bhagavath - Deutsche Bank AG, Research Division - VP and Research Analyst

Two questions here. The first is, would Microsoft, Rowan, in your view would be the primary competition? Skype for Business and also on-premises, Microsoft? And then the second part of the question is, as you transition BroadSoft more to an as-a-service hosted model, any thoughts on getting that hosted piece of the business — self-hosted piece of the business closer to Cisco’s corporate margin?

Rowan M. Trollope - Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

So, yes. Well, I’ll — we said one question each, so I’m going to pick which one I want to answer.

Vijay Krishna Bhagavath - Deutsche Bank AG, Research Division - VP and Research Analyst

So let’s take the Microsoft one.

Rowan M. Trollope - Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

So, yes. Microsoft is certainly a competitor in this space. Although, they’ve recently basically said they’re exiting Skype for Business, and it’s not exactly clear what their plan is going forward. But when I think about who are the big, sort of, the big dogs and the big competitors here, definitely Microsoft is on that list. They’re certainly, at least, in the way that they’ve positioned themselves. Now they haven’t really made traction in that space. Essentially, they, sort of, run into a brick wall with Cisco in the medium and large enterprise and they’ve run into a brick wall with BroadSoft, frankly, at the low end of the business. So I think they’re still trying to find a way through it, but I would view them as certainly a long-term competitor in this space.

Operator

Our next question is coming from Sir Jeff Kvaal from Instinet.

Jeffrey Thomas Kvaal - Nomura Securities Co. Ltd., Research Division - MD

I’m wondering, if you could talk a little bit about your own efforts in cloud PBX? Is this a — going to overlap with some of the things that you have been working on? Will it supplant or cannibalize some of the revenues that you had? Or should it be wholly additive to your revenue trajectory in Collaboration?

Rowan M. Trollope - Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

Thanks, Jeff. It’s going to be additive to our revenue trajectory. We are going to — ultimately, this will become part of our Collaboration cloud offer to our customers. And so it’ll be additive to what we’ve done. The offer that we have in that space today, it’s called Spark call. But it’s pretty nascent in the market, launched only relatively recently. And so we’re going to bring these two things together and between essentially what we’ve built in the back end, the SaaS offer and what BroadSoft brings, not only with their 19 million potentially lines active users, but also their technology stack. Ultimately, what we will deliver to the market is a single cloud calling capability.

Jeffrey Thomas Kvaal - Nomura Securities Co. Ltd., Research Division - MD

Okay. So essentially then we can just — we can pencil-in revenues from BroadSoft, but it’ll take a little while in order to rebuild that because of the deferred revenue accounting stuff?

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Carol Villazon

Yes, that’s a good interpretation. That’s a good interpretation.

Rowan M. Trollope - Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

There’s relatively small aspect to it.

Operator

Next question is coming from Mr. Simon Leopold with Raymond James.

Simon Matthew Leopold - Raymond James & Associates, Inc., Research Division - Research Analyst

First, just if you could clarify whether this particular deal was a shop deal or whether Cisco and BroadSoft agreed? Just trying to understand whether there is potential for competing bids? And what — I wanted to see if we could understand in terms of kind of the go-to-market strategy. Is your intention to keep the BroadSoft sales team as is rather than utilize Cisco’s service sales team, which historically is selling different types of products, so there should not be thoughts of sales staff synergies in terms of the combination?

Rob Salvagno - Cisco Investments - VP and Head of Corporate Development and Cisco Investments

Okay. This is Rob. I’ll take the first part of the question and then turn it over to Rowan for the second part of the question. I’m not going to speculate on rumors that were out in the market. What I can say from a Cisco standpoint is, M&A has been a core part of our strategy as it relates to accelerating our priority areas. We’ve seen that in Collaboration over the past few years, where we’ve used acquisitions to move into areas such as AI most recently. And so from our perspective, we’re always out there looking for how we can accelerate the business. We believe it’s the opportunity to move from a cloud perspective, and that’s why we’re here today talking about BroadSoft.

Rowan M. Trollope - Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

I think the second part of that question was — remind me on the second part.

Simon Matthew Leopold - Raymond James & Associates, Inc., Research Division - Research Analyst

The idea of whether there’s sales synergies, whether you utilize the BroadSoft sales team or whether you can utilize Cisco’s sales team, which historically has sold different products into service providers?

Rowan M. Trollope - Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

We actually see that we can do both. It’s not an either/or, it’s an and. We are going to — I mean, we haven’t sort of made any announcements about organization on what’s going to happen. But frankly, they are — the relationships in the service providers on the BroadSoft side are different and that’s a very specific and dedicated kind of sales process, so we intend to continue that motion. And we think we can add on both sides actually. On the Cisco side, we can add this technology to our sales force, and on the BroadSoft side, we can add the Cisco portfolio to the BroadSoft sales force. So we think it’s additive.

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Operator

Our next question is coming from Mr. Jim Suva from Citi.

Jim Suva - Citigroup Inc, Research Division - Director

You mentioned synergies in your prepared comments. And can you help us understand, are we talking synergies of sales or expenses? And if expenses, what about R&D? Do you need to put more into it, less into it? And before you say potentially synergies on both sales and expenses, if that’s the case, help us understand the magnitude of which one is most important that got you very, very keen to use the word synergies between them?

Rob Salvagno - Cisco Investments - VP and Head of Corporate Development and Cisco Investments

Sure. This is Rob. I’ll take this one. Couple of different comments. One is, we believe that BroadSoft is highly complementary to Cisco’s existing Collaboration portfolio. So we do see opportunity by leveraging BroadSoft’s competitive position in SMB segment, and having the opportunity to really cross sell both sets of solutions across both Cisco and BroadSoft customer bases. Now from a financial impact perspective, we’re not going to go into the synergy details today. I would expect the acquisition to go through normal purchase accounting adjustments, the write-off and deferred revenue integration costs. Once this deal closes, Cisco will be including BroadSoft in our guidance going forward.

Jim Suva - Citigroup Inc, Research Division - Director

Great. And then a quick follow-up. What is it really that Cisco brings that BroadSoft couldn’t or could accelerate — what is Cisco helping them accelerate do that BroadSoft really just couldn’t do?

Rowan M. Trollope - Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

Well, customers are looking for a full-stack offer at this point, calling, contact center, conferencing, and so on. In the cloud space, we’re the leader in conferencing. And so I think an obvious area there would be able to take our WebEx fund investments and integrate those and provide them as part of the BroadSoft offer. Just as ONE, for example.

Operator

Our next question is coming from Ms. Catharine Trebnick.

Catharine Anne Trebnick - Dougherty & Company LLC, Research Division - VP and Senior Research Analyst of Data & Internet Protocol Networking

Given the very bullish inflection point, Mike, on your business for 4Q ‘17 and into ‘18 with this $25 million opportunity for PSDN licenses to convert over. Any particular reason why the price was $55 and not a higher price?

Michael Tessler - BroadSoft, Inc. - Co-Founder, President, CEO & Executive Director

Well, Catharine, it’s Mike. Always — you always have some interesting questions. I think we’re really excited by the opportunity to leverage into that — into our base, as Rowan mentioned, a much broader set of portfolio of capabilities. I think when you look at from a price perspective, I think we — yes, you’re right, we have a really great opportunity on network transformation, both here and around the world, and I think that’s been reflected in the price.

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Operator

Our next question is coming from Mr. Erik Suppiger.

Erik Loren Suppiger - JMP Securities LLC, Research Division - MD and Senior Research Analyst

Yes, so just wondering, does BroadSoft bring any new relationships to Cisco? Or will it be more of a — will it be more about developing new contacts within those service providers that BroadSoft is working with?

Rowan M. Trollope - Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

Yes, both, we think. We’re just looking at each other.

Michael Tessler - BroadSoft, Inc. - Co-Founder, President, CEO & Executive Director

I think when Rowan and I look at who we — our relationships at the service providers, very complementary. We certainly have a very deep relationship set in the groups that bring our UCaaS solution, the contact center solutions to market. Cisco has the coverage throughout those accounts. I think as Rowan explained, I think we have a great complementary set of sales assets.

Rowan M. Trollope - Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

Yes. And as you cite, really, this is about rapid service creation and sort of top line creation for SPs. And so it’s — and they’re really big obviously, and so having the contacts across the different parts of the business is going to be very positive as well.

Operator

Our next question is coming from Mr. Paul Silverstein.

Paul Jonas Silverstein - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

I’ve only got one question for Rowan, but I do have one question for Mike as well. The question for Rowan, so you’re buying a pioneer in a fast-growth market. The last time I checked, it’s still double-digit growth. BroadSoft has a pioneering view on the market with margins — gross margin that’s better than yours, albeit, an operating margin that, well, has room for expansion, it’s been in the low 20s range. So my question is — I know it’s early, I know you just announced it, but I would think a bigger cash deal — I recognize the numbers are slight relative to Cisco’s larger business, but what’s the opportunity for increasing? And then a question for Mike is, same question Simon asked Rowan, you’re going to have to file a proxy statement talking about the process. Can you tell us, whether you — or I assume you guys solicited — had a robust solicitation process in connection with this transaction in terms of other players being solicited?

Rowan M. Trollope - Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

Yes, I’ll comment on the accretion dilution. We’re not providing that level of detail at this point, but thanks for asking. But we do see the strength in the BroadSoft business model, specifically around the areas you mentioned.

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Paul Jonas Silverstein - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst Well, is there any reason to implement a cross-selling business given the overlap?

Rowan M. Trollope - Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

Sorry?

Paul Jonas Silverstein - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

Is there any reason why given the overlap, given that you guys have been in the market, albeit, addressing the large enterprise for the most part. Is there any reason why you won’t be able...?

Rowan M. Trollope - Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

Yes, I think the part of the statement, I think, that reflect that is, we see synergies and those synergies across both cost and revenue. We’re really focused on growth here, but certainly there’s both — both synergies are possible for us.

Paul Jonas Silverstein - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

And, Mike?

Michael Tessler - BroadSoft, Inc. - Co-Founder, President, CEO & Executive Director

Good morning, Paul. Sorry, repeat your question. I’ve lost that one.

Paul Jonas Silverstein - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

Just simply, did you guys conduct a process? You’re going to have to file a proxy statement stating what was or wasn’t the case, did you guys conduct a process? I assume you conducted a robust search in connection with selling your company?

Michael Tessler - BroadSoft, Inc. - Co-Founder, President, CEO & Executive Director

Yes, we conducted a robust process that you’ll be able to read in the proxy statement.

Operator

Our next question is coming from Mr. Rich Valera from Needham & Company.

Richard Frank Valera - Needham & Company, LLC, Research Division - Senior Analyst

This may be a question for Mike, but a historical selling point of BroadSoft to its service provider customers was that BroadSoft was strictly a wholesaler and didn’t compete directly with its customers. That would certainly seem to change with Cisco acquiring BroadSoft. So what do you kind of say to your - I mean, your historical wholesale customers, Mike, to give them comfort that things won’t change now that you’ve have got an owner that’s effectively competing with them in the marketplace?

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Michael Tessler - BroadSoft, Inc. - Co-Founder, President, CEO & Executive Director

Yes, I think it’s an interesting thing when we look at the market, so it really breaks down by segmentation. There’s such a really fast move on the UCaaS side, the contact center side, to the cloud. And our service providers have been predominantly focus in the small, medium market and trying to move upmarket a little bit. Whereas, Cisco is traditional in the large enterprise segment. I think one of the opportunities that Rowan and I talked about is really actually expansion of our relationship with service providers moving them upmarket a little bit using the combined assets of the two companies. So I think it’s actually a net win for our SPs. We’ll be able to bring a broader portfolio to our SPs, which I think will allow them to compete more effectively in the market. And so that’s kind of the exciting part of the — I think that the — where the SPs will see the benefits.

Rowan M. Trollope - Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

And I would just add — this is Rowan. We’re not intending to compete directly with our service providers, but to broaden the offers and the offerings that we bring to them through that channel. So we’re getting good feedback on that messaging we’ve been discussing with them at this point.

Operator

Our next question is coming from Mr. Dmitry Netis from William Blair.

Dmitry G. Netis - William Blair & Company L.L.C., Research Division - Equity Research Analyst

Congrats to the BroadSoft team and Cisco team as well for getting this unique asset. A couple of questions maybe related to one. One is, what was the breakup fee on the deal? And what the diluted shares you’re assuming in calculating your enterprise value for the deal? And also, if you guys looked at the sort of the BCF model and given the free cash flows of this business, it would peg the price, so the fair value of the company somewhere north of $60. So coming in at $55 seems a little on the lower end, which is why we’re asking if this was a competitive process and if company was shopped around. So if you could explain, or describe, or maybe point to the proxy whether those things will be described there and explained, would be very helpful for us. And then my second question more of a strategic aspect, where if you look at the BroadSoft offering and how it started in the SAP and slowly moved upmarket. Does that necessarily portent the replacement of your core hosted offering, which is the HCS at the moment than maybe some of the stuff you’ve been doing inside the Spark platform like Spark calling. Do you intend to replace it? Or was that going to augment those two offerings and you can go-to-market with all three?

Rowan M. Trollope - Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

God, I got about six questions.

Dmitry G. Netis - William Blair & Company L.L.C., Research Division - Equity Research Analyst

Yes. All right, Michael.

Rowan M. Trollope - Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

I’m sorry. Let’s first talk with regards to the deal.

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Michael Tessler - BroadSoft, Inc. - Co-Founder, President, CEO & Executive Director

Yes, I think just on the overall pricing, I think I answered that before. But we conducted a robust process. We had world-class advisers advising us. And so I think we think it’s a pretty fair price. And so that’s where we got to.

Rowan M. Trollope - Cisco Systems, Inc. - SVP and General Manager of Internet of Things (IoT) & Applications

Yes, and then the last part of your question. I’ll just kind of start cover off, and I think it was around overlaps in the portfolio. We’re very much getting traction at the large enterprise, medium enterprise service sides of business. And so there’s not a lot of overlap in terms of our customer bases. We absolutely intend, as I said earlier, to bring one cloud calling capability to the market and — but that’s a SaaS-delivered capability, and we intend to use our service providers and Cisco’s broader channel to do that.

Dmitry G. Netis - William Blair & Company L.L.C., Research Division - Equity Research Analyst

Did you guys address the breakup fee in the share count for diluted shares?

Rob Salvagno - Cisco Investments - VP and Head of Corporate Development and Cisco Investments

Sure. On the first component. This is Rob. We’re not going to go into the — that transaction details. The filings will be public, so you can look at that. On the diluted share, we’re happy to follow-up with you. We don’t have that number off hand to provide today.

Carol Villazon

Thank you. So now, that was our last question for today. I want to thank Rowan, Rob and Michael as well as every one who has joined the call today. As a reminder, a replay of this call will be available later on the Cisco and BroadSoft Investor Relations website. If you have additional questions, please visit the website of either company or contact a member of the Investor Relations team. Thank you very much. This concludes our conference call for today.

Operator

And that concludes today’s conference. Thank you all for your participation. You may disconnect at this moment.

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***

Forward-Looking Statements

This transcript contains forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, statements regarding integration plans and the expected benefits to Cisco, BroadSoft, and their respective customers from completing the acquisition are forward-looking statements. Risks, uncertainties and assumptions include those described in the joint press release announcing our proposed acquisition of BroadSoft and in Cisco’s SEC reports (including but not limited to its most recent report on Form 10-K filed with the SEC on September 7, 2017). These documents are available free of charge at the SEC’s website at www.sec.gov or by going to Cisco’s Investor Relations website at http://investor.cisco.com. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Cisco’s results could differ materially from its expectations in these statements. Cisco undertakes no obligation to revise or update any forward-looking statement for any reason.

Additional Information and Where to Find It

In connection with the proposed acquisition and required stockholder approval, BroadSoft will file with the Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to the stockholders of BroadSoft. BroadSoft’s stockholders are urged to read the proxy statement (including all amendments and supplements) and other relevant materials when they become available because they will contain important information. Investors may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by BroadSoft by going to BroadSoft’s Investor Relations page on its corporate website at http://investors.broadsoft.com or by contacting BroadSoft Investor Relations at (561) 404-2130.

BroadSoft and its officers and directors and other members of management and employees may be deemed to be participants in the solicitation of proxies from BroadSoft’s stockholders with respect to the acquisition. Information about BroadSoft’s executive officers and directors is set forth in the proxy statement for the BroadSoft 2017 Annual Meeting of Stockholders, which was filed with the SEC on March 17, 2017. Investors may obtain more detailed information regarding the direct and indirect interests of BroadSoft and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed with the SEC.

In addition, Cisco and its officers and directors may be deemed to have participated in the solicitation of proxies from BroadSoft’s stockholders in favor of the approval of the transaction. Information concerning Cisco’s directors and executive officers is set forth in Cisco’s proxy statement for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on October 24, 2016, annual report on Form 10-K filed with the SEC on September 7, 2017, Form 8-K filed with the SEC on September 18, 2017, and Form 8-K filed with the SEC on March 13, 2017. These documents are available free of charge at the SEC’s website at www.sec.gov or by going to Cisco’s Investor Relations website at http://investor.cisco.com.

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